LANDSTAR SYSTEM, INC.

Section 16 Reporting


POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that the undersigned does hereby make, constitute and appoint Henry H. Gerkens, Robert C. LaRose and James B.
Gattoni and each of them, with full power in each to act without the other, his true and lawful attorney, in his name, place and stead to execute on his behalf, as a Director and/or Officer of Landstar System, Inc. (the "Company") for purposes of Section 16 ("Section 16") of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the Securities and Exchange Commission (the "SEC") pursuant to Section 16, and any and all other instruments that such attorneys, or any of them, deem necessary or advisable to enable the undersigned to comply with the Exchange Act, and the rules, regulations and requirements of any securities exchange or the National Association of Securities Dealers, Inc. and the securities laws of any state or other governmental subdivision, giving and granting to each of such attorneys full power and authority to do and perform each and every act and thing whatsoever necessary or appropriate to be done in furtherance of such purposes as fully as he could himself do if personally present at the doing thereof, with full power of substitution and revocation, hereby ratifying and confirming all that his said attorneys or substitutes may or shall lawfully do or cause to be done by virtue hereof. This power of attorney shall remain in effect as long as the undersigned is subject to Section 16 with respect to the Company, and shall not be affected by the subsequent disability or incompetence of the undersigned.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand on the date indicated below.


/s/ Larry S. Thomas
Larry S. Thomas



DATED: ______12/14/04___________